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THE TOPPS COMPANY, INC.

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On July 18, 2006, The Topps Company, Inc. issued the following press release:

FOR IMMEDIATE RELEASE

TOPPS URGES STOCKHOLDERS TO VOTE FOR ITS DIRECTOR NOMINEES

NEW YORK, July 18, 2006 — The Topps Company, Inc. (Nasdaq: TOPP) today issued the following statement in response to the recommendation by Institutional Shareholder Services (ISS) regarding the election of directors at Topps’ July 28, 2006 Annual Meeting of Stockholders:

We strongly believe that Pembridge’s hand-picked nominees are simply not qualified to serve on Topps’ Board. We believe that ISS failed to recognize that Pembridge’s nominees appear to have no relevant experience in sports and entertainment, media and advertising, or banking and finance that would bring value to the Board. In fact, Pembridge’s nominees have very little business experience at all and none as operators of a public company. We believe that ISS also failed to recognize the fact that Pembridge, by its own admission, has no specific plan to maximize stockholder value.

In stark contrast, Topps’ director nominees – Arthur T. Shorin, Edward D. Miller and Leonard Stern – are highly respected and proven business leaders with decades of relevant experience in sports and entertainment, media and advertising, and banking and finance. Our Board and management team have adopted and are implementing a strategic plan to reduce costs, promote Topps’ competitive strengths and enhance stockholder value for the short and long term. We believe that electing Topps’ nominees is crucial to the continued execution of our strategic plan, which is just starting to bear fruit. We urge all stockholders to vote ‘‘FOR’’ our nominees by signing, dating and returning the Company’s WHITE proxy card today.

Topps’ stockholders are reminded that their vote is extremely important, no matter how many or how few shares they own. Stockholders are urged to sign, date and return the Company’s WHITE proxy card today.    If shares are held with a broker, stockholders may be able to vote their shares by telephone or by the Internet. If this option is unavailable, stockholders may simply follow the instructions on the Company’s ‘‘WHITE PROXY’’ card to assure a vote for Topps’ directors and the governance proposals. Stockholders are advised that if they have any questions or need any assistance in voting their shares, they should contact Topps’ proxy solicitor, Mackenzie Partners, Inc., toll-free at 1-800-322-2885.

The Board of Directors also urges Topps stockholders to vote FOR the binding amendments to the Company’s Certificate of Incorporation and By-laws to allow for the annual election of directors and to permit stockholders to call a special meeting.

About Topps

Founded in 1938, Topps is a leading creator and marketer of distinctive confectionery and entertainment products. The Company's confectionery brands include ‘‘Ring Pop,’’ ‘‘Push Pop,’’ ‘‘Baby Bottle Pop’’ and ‘‘Juicy Drop Pop’’ lollipops as well as ‘‘Bazooka’’ bubble gum. Topps entertainment products include trading cards, sticker album collections, and collectible games. For additional information, visit http://www.topps.com.

Forward Looking

This release contains forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations contained in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

Contacts:

Investors
The Topps Company, Inc.
Cathy Jessup, CFO
1-212-376-0466

Or

Mackenzie Partners, Inc.
Daniel Sullivan
1-212-929-5940 / 1-800-322-2885

Media
Joele Frank, Wilkinson Brimmer Katcher
Joele Frank / Sharon Goldstein
1-212-355-4449

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